                                                                    Exhibit 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1986 Stock Option Plan, the 1993 Long-Term Incentive Plan, the 1996 Board of Directors Stock Option Plan, the ATL Products, Inc. 1996 Stock Incentive Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the Employee Stock Purchase Plan of Quantum Corporation of our report dated April 26, 1999, with respect to the consolidated financial statements and schedule of Quantum Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP
Palo Alto, California
August 3, 1999